BEESFREE, INC.
2101 Vista Parkway, Suite 4033
West Palm Beach, FL 33411
October 9, 2011

Re: Offer of At-Will Employment

Dear Mr. Sforza:

We are pleased you have accepted our offer to be employed by BeesFree, mc. (the "Company") as its President and Chief Executive Officer. As President and Chief Executive Officer of the Company, you shall devote 100% of your working time, attention and energies to the Company with the work1oad and obligations customary for a President and Chief Executive Officer of a company similar 'to us (your "Employment").

Your initial compensation for the annual term of August 2011 to August 2012 (your "Compensation") is $120,000, to be paid on a monthly basis, as earned in accordance with our customary payroll practice net of all applicable withholdings and deductions.

Your Compensation shall also include a grant to purchase 250,000 shares of the Company's stocks (the "Stock Options"), ofwhich (i) an option to purchase 125,000 shares shall vest upon the achievement of the Period I Targets (as defined below), and (ii) an option to purchase 125,000 shares shall vest upon the achievement of the Period II Targets (as defined below). You will be entitled to exercise your option to purchase Company's shares within 12 months from vesting time at a purchase share price not exceeding USD 1.

Period I and II targets will be based upon and refer to a revised Business Plan (the"Business PIan") which shall be presented to and approved by the Board of the Company not later than November 15, 2011

Period I Targets

On or before February 28, 2012, the achievement of each of the following:

1.
Completed its planned (i) merger or share exchange with a public company listed for trading in the United States of America on the OTC Bulletin Board automated quotation system and (ii) private placement of securities;

2.	Commenced regional development projects in Argentina, Brazil and South Africa (the "Regional Development Projects");
3.	Met product units sales targets for the first 6 operating months, as per the Business Plan;
4.	Achieved full product prototyping capabilities, as per the Business Plan;
5.	Established a lab facility operating in Italy, as per the Business Plan;
6.	Established corporate headquarters located in the United States of America;
7.	Executed distribution agreements with parties in Argentina, Brazil and South Africa;
8.	Commenced the operational status of its corporate web site;
9.	Defined a marketing and sales plan;
10.	Appointed to the Company' s board of directors at least one member with a graduate degree or higher in a discipline or field related to the business of the Company; and
11.	Hired additional sales representatives and personnel (collectively, the "Period I Targets").

Period II Targets

On or before August 30, 2012, the achievement of each of the following:
1.	Completed the Initial Development Projects;
2.	Begun regional development projects in two countries in the Northern hemisphere, which such countries shall be determined by the Board of the Company not later than February 28th, 2012;
3.	Met product units sales targets for the first operating year, as per the Business Plan;
4.	Executed distribution agreements covering all regions worldwide; with such Regions defined in the Business Plan;
5.	Executed products provisioning contracts covering all regions worldwide; with such Regions defined in the Business Plan
6.	Assigned staff members to all regional sales structures; and
7.	Completed all corporate staff hiring as set forth (collectively, the "Period II Targets") and approved by the Board within January 31, 2012.
8.
You shall also be entitled to the following benefits to be provided by the Company: (i) reimbursement for all travel and lodging expenses related to your Employment, upon submission of related proofs of payment; (ii) payment of your telephone and data service plan on a handheld device devoted to Employment-related use; and (iii) payment of your personal computer devoted to Employment-related use.

Your Compensation shall be subject to adjustment, at the discretion of the Board of the Company, as your workload and responsibilities change. Upon acceptance of the terms of this letter, your Employment will be effective retroactively to August 4, 2011.

Termination Clauses

Resignation may be provided by you to the Board of the Company with at least three months notice. You will be entitled to receive your Compensation Package and benefits up to the end of the notice period.
The Company, through a majority decision taken by the Board of Directors, may terminate the Employment at any time, for just cause only. You will be however granted your full Compensation Package for the fun term of this Employment.

Confidentiality
In the course of the Employment you and the Company (collectively "The Parties") may produce and/or acquire certain research data, technical processes, business plans, activities and services, trade secrets and patents, business and marketing strategies, methods of operation, other valuable information, confidential information and trade related information relating to the business and activities of the Company. (hereinafter “Confidential Information"). The Parties acknowledge and agree that such Proprietary Information will be proprietary and confidential in nature. The terms of this Employment shall be also considered as Confidential Information. Confidential Information do not include information, technical data or know-how which:
1.	a Party can demonstrate it was already in his possession prior to or at the time of disclosure; or
2.	prior to or after the time of disclosure becomes part of the public knowledge or literature, as evidenced by documents which were generally published prior to such disclosure, or
3.	is required by a court order to be disclosed.

The Parties agree that the Confidential Information is confidential and unique, and constitutes the exclusive property of the Company and shall not be divulged or disclosed in any form and to any person, firm, corporation or other entity, either directly or indirectly, whether or not for compensation.

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We look forward to your Employment with the Co,pany. The Company anticipates exciting times ahead filled with many challenges and opportunities. We are confident that you will make significant contributions to our future success.

Very truly yours,

/s/ Akiva Kurland
Akiva Kurland
Chief Financial Officer
BeesFree, Inc.

Agreed to and accepted by the undersigned
the 9th day of October 2011

/s/ Mario Sforza